SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D. C.  20549



                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934



     Date of Report (Date of earliest event reported): October 16, 2001
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                            OUTBACK STEAKHOUSE, INC.(R)
                            ---------------------------
             (Exact name of registrant as specified in its charter)



       Delaware                       1-15935             59-3061413
       --------                       -------             ----------
(State or other jurisdiction   (Commission File Number)   (IRS Employer
    of incorporation)                                      Identification No.)


          2202 North Westshore Boulevard,5th Floor
                      Tampa, Florida                     33607
       ---------------------------------------------    --------
           (Address of principal executive offices)    (Zip Code)



  Registrant's telephone number, including area code:    (813) 282-1225
                                                         --------------


                                Not applicable.
                                ---------------
         (Former name or former address, if changed since last report.)



ITEM 9.   REGULATION FD DISCLOSURE

     In a previous 8-K filing on September 26, 2001, the Registrant announced that it was participating in a fund raising event on October 11, 2001, with 100% of that day's sales proceeds benefiting the American Red Cross and its Liberty Disaster Relief Fund. In that filing, the Company estimated that typical Company sales for that day of the week total approximately $5,000,000 to $6,500,000 but that the contribution might be more depending on the consumers response to the "Dine Out for America" event. The Company previously estimated that if the Company's sales are typical for a Thursday, the contribution's impact on net income for the three months and nine months ended September 30, 2001 would be approximately $3,200,000 to $4,300,000, or approximately $0.04 to $0.05 per share (diluted).

     On October 11, 2001, the Company participated in the "Dine Out for America" event and the amount raised by the Company, its joint venture partners and franchisees was approximately $8,500,000. The Company's portion of this amount was approximately $7,000,000 and, as previously announced, the Company's contribution will be charged to pretax income for the three months and nine months ended September 30, 2001. The Company estimates that the impact on net income for the three months and nine months ended September 30, 2001, will be approximately $4,500,000 or $0.06 per share (diluted).


     SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              OUTBACK STEAKHOUSE, INC.(R)



DATED: October 16, 2001.      By:/s/ Robert S. Merritt
                                 -----------------------------------------
                                 Robert S. Merritt, Senior Vice President,
                                 Chief Financial Officer and Treasurer